Exhibit 99.1

CMS ENERGY ANNOUNCES FIRST QUARTER EARNINGS OF $0.59 PER SHARE, REAFFIRMS 2016 EARNINGS GUIDANCE OF $1.99 TO $2.02 PER SHARE

JACKSON, Mich., April 28, 2016 – CMS Energy announced today reported net income of $164 million, or $0.59 per share, for the first quarter of 2016, compared to reported net income of $202 million, or $0.73 per share, for the same quarter of 2015. Earnings per share in 2016 grew $0.12 or 20% compared with 2015 on a weather-normalized basis.

CMS Energy reaffirmed its guidance for 2016 adjusted earnings of $1.99 to $2.02 per share. This is consistent with the company’s 2016 plan of 5% to 7% annual adjusted earnings per share growth. Starting in 2017 CMS has increased its earnings per share guidance to 6% to 8% based on projected increases in capital investment.

First quarter results reflect the second warmest winter on record which decreased gas deliveries and electric sales, and greater storm activity which increased service restoration expenses. The company continues to execute its business plan, with a focus on safety, customer service, reliability, affordability and environmental stewardship.

John Russell, CMS Energy’s president and chief executive officer, said that CMS Energy’s principal subsidiary, Consumers Energy, is improving its environmental performance with the retirement earlier this month of its seven oldest coal plants. The company has retired a higher percentage of its coal plants than any investor owned utility in the U.S., resulting in major improvements in air quality and a large reduction in water usage. Electric rates dropped by $38 million with the retirement of the coal plants.

“We’re earning a well-deserved reputation as one of the leading sustainable energy providers focused on environmental stewardship,” said Russell. “While executing our business plan and keeping our promises, we’re also exceeding requirements for renewable energy and reducing our carbon footprint by 25%.”  Recently the gas-fired Jackson Generating Station, purchased at one-quarter the cost of building a new plant, and the community Solar Garden at Grand Valley State University began serving customers.

This month the company reduced its natural gas commodity price to the lowest level since 1998 and more than 60 percent compared to a decade ago. Consumers Energy has the lowest gas commodity costs among Michigan gas utilities.

Electric customers continue to see improved reliability based on company investments. Service restoration has improved by nearly 20% compared to 5 years ago for outages outside of major storms.

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business and also owns and operates independent power generation businesses.

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CMS Energy will hold a webcast to discuss its 2016 first quarter results and provide a business and financial outlook on April 28 at 8:30 AM (EDT).  To participate in the Webcast, go to CMS Energy’s home page (www.cmsenergy.com) and select “Investor Meeting.”

This news release contains non-Generally Accepted Accounting Principles (non-GAAP) measures, such as adjusted earnings. Management views adjusted earnings as a key measure of the company’s present operating financial performance, unaffected by discontinued operations, asset sales, impairments, regulatory items from prior years, or other items detailed in the attached summary financial statements. These items have the potential to impact, favorably or unfavorably, the company’s reported earnings.

This news release contains “forward-looking statements.” The forward-looking statements are subject to risks and uncertainties that could cause CMS Energy’s and Consumers Energy’s results to differ materially. All forward-looking statements should be considered in the context of the risk and other factors detailed from time to time in CMS Energy’s and Consumers Energy’s Securities and Exchange Commission filings.

Investors and others should note that CMS Energy routinely posts important information on its website and considers the Investor Relations section, www.cmsenergy.com/investor-relations, a channel of distribution.

For more information on CMS Energy, please visit our website at www.cmsenergy.com. To sign up for email alert notifications, please visit the Investor Relations section of our website.

Media Contacts: Dan Bishop, 517/788-2395 or Brian Wheeler, 517/788-2394

Investment Analyst Contact:  CMS Energy Investor Relations, 517/788-2590

CMS Energy Corporation

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME

(In Millions, Except Per Share Amounts)

	First Quarter
	(Unaudited)
	2016	2015

Operating Revenue	$1,801	$2,111

Operating Expenses	1,465	1,714

Operating Income	$336	$397

Other Income	8	6

Interest Charges	106	101

Income before Income Taxes	$238	$302

Income Tax Expense	74	100

Net Income Available to Common Stockholders	$164	$202

Income Per Share
Basic	$0.59	$0.73
Diluted	0.59	0.73

CMS Energy Corporation

SUMMARIZED CONSOLIDATED BALANCE SHEETS

(In Millions)

	March 31	December 31
	2016	2015
	(Unaudited)
Assets
Cash and cash equivalents	$177	$266
Restricted cash and cash equivalents	28	19
Other current assets	1,685	2,035
Total current assets	$1,890	$2,320
Plant, property, and equipment	14,907	14,705
Other non-current assets	3,240	3,274
Total Assets	$20,037	$20,299

Liabilities and Equity
Current liabilities	$1,097	$1,347
Non-current liabilities	5,560	5,504
Capitalization
Debt, capital leases, and financing obligation (*)
Debt, capital leases, and financing obligation
(excluding non-recourse and securitization debt)	7,770	8,022
Non-recourse debt	1,111	1,098
Total debt, capital leases, and financing obligation	8,881	9,120
Noncontrolling interests	37	37
Common stockholders’ equity	4,109	3,938
Total capitalization	$13,027	$13,095
Securitization debt	353	353
Total Liabilities and Equity	$20,037	$20,299

(*) Current and long-term

CMS Energy Corporation

SUMMARIZED STATEMENTS OF CASH FLOWS

(In Millions)

	First Quarter
	(Unaudited)
	2016	2015

Beginning of Period Cash	$266	$207

Cash provided by operating activities	$632	$760
Cash used in investing activities	(451)	(422)
Cash flow from operating and investing activities	$181	$338
Cash used in financing activities	(270)	(23)
Total Cash Flow	$(89)	$315

End of Period Cash	$177	$522

CMS Energy Corporation

SUMMARY OF CONSOLIDATED EARNINGS

Reconciliations of GAAP Net Income to Non-GAAP Adjusted Net Income

(In Millions, Except Per Share Amounts)

	First Quarter
	(Unaudited)
	2016	2015

Net Income Available to Common Stockholders	$164	$202

Reconciling Items:
Discontinued Operations (Income) Loss	*	(*)

Restructuring Costs and Other	*	*

Adjusted Net Income - Non-GAAP Basis	$164	$202

Average Number of Common Shares Outstanding
Basic	277	275
Diluted	278	276

Basic Earnings Per Average Common Share

Net Income Per Share as Reported	$0.59	$0.73

Reconciling Items:
Discontinued Operations (Income) Loss	*	(*)

Restructuring Costs and Other	*	*

Adjusted Net Income - Non-GAAP Basis	$0.59	$0.73

Diluted Earnings Per Average Common Share

Net Income Per Share as Reported	$0.59	$0.73

Reconciling Items:
Discontinued Operations (Income) Loss	*	(*)

Restructuring Costs and Other	*	*

Adjusted Net Income - Non-GAAP Basis	$0.59	$0.73

Note:    Management views adjusted (non-Generally Accepted Accounting Principles) earnings as a key measure of the Company’s present operating financial performance, unaffected by discontinued operations, asset sales, impairments, regulatory items from prior years, or other items detailed in these summary financial statements.

* Less than $500 thousand or $0.01 per share.